January 28, 2011

ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, Wisconsin  53051

RE:  Registration Statement on Form S-8

Gentlemen:

We have acted as special counsel to ZBB Energy Corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about January 28, 2011 relating to the issuance by you of up to 5,250,000 shares of common stock, $0.01 par value (the “Shares”), consisting of up to 4,000,000 shares issuable pursuant to the ZBB Energy Corporation 2010 Omnibus Long-Term Incentive Plan (the “Plan”), up to 500,000 shares issuable pursuant to the Nonstatutory Stock Option Agreements dated January 7, 2010 by and between the Company and Eric C. Apfelbach (the “January 2010 Options”) and up to 750,000 shares issuable pursuant to the Nonstatutory Stock Option Agreements dated January 21, 2011 between the Company and each of Jeff Reichard, Joanne Reichard and Nathan Jobe (the “January 2011 Options”), in the manner set forth in the Registration Statement.

We have examined:  (1) the Registration Statement, (2) the Company’s Restated Articles of Incorporation, and By-Laws, each as amended to date, (3) certain resolutions of the Company’s Board of Directors, (4) the Plan, the January 2010 Options and the January 2011 Options, and (5) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued as contemplated in the Registration Statement and in accordance with the Plan, any related award agreement, the January 2010 Options and the January 2011 Options, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.